    Press Release

AmeriGas Reports Fiscal 2018 Results
Issues 2019 Guidance
NOVEMBER 12, 2018

VALLEY FORGE, PA - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. ("the Partnership," NYSE: APU), today reported financial results for the fiscal year ended September 30, 2018.
HIGHLIGHTS

•	GAAP net income of $190.5 million and Adjusted net income of $252.4 million

•	Adjusted EBITDA of $605.5 million, an increase of $54.2 million above Fiscal 2017 results

•	Issued Adjusted EBITDA guidance of $610 - $650 million for the fiscal year ending September 30, 2019
"Temperatures returned to normal this year after consecutive years of historically warm conditions. We delivered Adjusted EBITDA that was 10% higher than last year on weather that was 13% colder than last year," said Hugh J. Gallagher, president and chief executive officer of AmeriGas. "We maintained our unit margins despite a 19% increase in propane costs, delivered record results in our ACE and National Accounts programs, and continued to leverage our investments in technology to enhance both our business and the customer experience. We look to build on our 2018 results as we enter the 2019 heating season."
Gallagher continued, “Our teams remain focused on our core operations, advancing our strategic initiatives and providing great customer service. I would like to thank our 7,700 employees for their energy and commitment this year."
STRATEGIC ACCOMPLISHMENTS

•	Delivered record volume and earnings results in ACE and National Accounts programs

•	Completed two acquisitions, adding 3 million gallons of motor-fuel business

•	Completed strategic divestiture of non-core assets; proceeds of approximately $12 million

•	Continued to reduce distribution costs and optimize delivery routing through AmeriMobile platform; launched AmeriMobile for service business

2019 OUTLOOK
AmeriGas provided Adjusted EBITDA guidance in the range of $610 - $650 million for the fiscal year ending September 30, 2019.1 This guidance range assumes normal weather, based upon a 15-year average, and excludes mark-to-market gains and losses on commodity derivative instruments.

EARNINGS CALL and WEBCAST
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2018 earnings and other current activities at 9:00 AM ET on Tuesday, November 13, 2018. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on November 13 through 11:59 PM on November 20. The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 8897959.

ABOUT AMERIGAS
AmeriGas is the nation’s largest retail propane marketer, serving over 1.7 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%. Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

USE OF NON-GAAP MEASURES
The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income (loss) attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.
Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.
Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.
Reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP are presented at the end of this press release.

1 Because we are unable to predict certain potentially material items affecting net income on a GAAP basis, principally mark-to-market gains and losses on commodity derivative instruments, we cannot reconcile 2019 Adjusted EBITDA, a non-GAAP measure, to net income attributable to AmeriGas Partners, L.P., the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules. Adjustments that management can reasonably estimate are provided below.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction or breach of our information technology systems, including due to cyber-attack. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

REPORT OF EARNINGS

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Propane	$404,666	$379,722	$2,545,794	$2,183,538
Other	62,281	65,451	277,184	269,957
	466,947	445,173	2,822,978	2,453,495
Costs and expenses:
Cost of sales – propane	175,969	128,730	1,215,616	891,261
Cost of sales – other	21,806	20,335	86,576	80,611
Operating and administrative expenses	218,918	220,953	923,064	915,133
Impairment of tradenames and trademarks	—	—	75,000	—
Depreciation and amortization	46,785	54,741	185,753	190,505
Other operating income, net	(6,930)	(1,086)	(24,373)	(11,873)
	456,548	423,673	2,461,636	2,065,637
Operating income	10,399	21,500	361,342	387,858
Loss on extinguishments of debt	—	—	—	(59,729)
Interest expense	(41,104)	(39,630)	(163,125)	(160,226)
(Loss) income before income taxes	(30,705)	(18,130)	198,217	167,903
Income tax (expense) benefit	(557)	95	(4,215)	(2,034)
Net (loss) income including noncontrolling interest	(31,262)	(18,035)	194,002	165,869
(Deduct net income) attributable to noncontrolling interest	(65)	(196)	(3,480)	(3,810)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(31,327)	$(18,231)	$190,522	$162,059
General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$11,018	$11,146	$47,226	$45,146
Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(42,345)	$(29,377)	$143,296	$116,913
Income (loss) per limited partner unit (a)
Basic	$(0.46)	$(0.32)	$1.54	$1.25
Diluted	$(0.46)	$(0.32)	$1.54	$1.25
Weighted-average limited partner units outstanding:
Basic	93,044	93,011	93,034	92,996
Diluted	93,044	93,011	93,086	93,050
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	175.8	183.5	1,081.3	1,046.9
Wholesale gallons sold (millions)	13.2	10.6	62.3	49.1
Total margin (b)	$269,172	$296,108	$1,520,786	$1,481,623
Adjusted total margin (c)	$246,562	$256,193	$1,508,313	$1,450,561
EBITDA (c)	$57,119	$76,045	$543,615	$514,824
Adjusted EBITDA (c)	$34,737	$36,533	$605,510	$551,274
Adjusted net (loss) income attributable to AmeriGas Partners, L.P. (c)	$(53,709)	$(57,743)	$252,417	$198,509
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$17,594	$12,180	$52,936	$52,034
Growth capital expenditures	$10,774	$11,473	$48,325	$46,130

(a)
Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

(b)	Total margin represents "total revenues" less "cost of sales – propane" and "cost of sales – other."

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income (loss) attributable to AmeriGas Partners, L.P.

GAAP / NON-GAAP RECONCILIATION
(Thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Adjusted total margin:
Total revenues	$466,947	$445,173	$2,822,978	$2,453,495
Cost of sales – propane	(175,969)	(128,730)	(1,215,616)	(891,261)
Cost of sales – other	(21,806)	(20,335)	(86,576)	(80,611)
Total margin	269,172	296,108	1,520,786	1,481,623
Subtract net gains on commodity derivative instruments not associated with current-period transactions	(22,610)	(39,915)	(12,473)	(31,062)
Adjusted total margin	$246,562	$256,193	$1,508,313	$1,450,561

Adjusted net income (loss) attributable to AmeriGas Partners, L.P.:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(31,327)	$(18,231)	$190,522	$162,059
Subtract net gains on commodity derivative instruments not associated with current-period transactions	(22,610)	(39,915)	(12,473)	(31,062)
Impairment of Heritage tradenames and trademarks	—	—	75,000	—
Loss on extinguishments of debt	—	—	—	59,729
MGP environmental accrual	—	—	—	7,545
Noncontrolling interest in net gains on commodity derivative instruments not associated with current-period transactions, impairment of Heritage tradenames and trademarks and MGP environmental accrual	228	403	(632)	238
Adjusted net (loss) income attributable to AmeriGas Partners, L.P.	$(53,709)	$(57,743)	$252,417	$198,509

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
EBITDA and Adjusted EBITDA:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(31,327)	$(18,231)	$190,522	$162,059
Income tax expense (benefit)	557	(95)	4,215	2,034
Interest expense	41,104	39,630	163,125	160,226
Depreciation and amortization	46,785	54,741	185,753	190,505
EBITDA	57,119	76,045	543,615	514,824
Subtract net gains on commodity derivative instruments not associated with current-period transactions	(22,610)	(39,915)	(12,473)	(31,062)
Impairment of Heritage tradenames and trademarks	—	—	75,000	—
Loss on extinguishments of debt	—	—	—	59,729
MGP environmental accrual	—	—	—	7,545
Noncontrolling interest in net gains on commodity derivative instruments not associated with current-period transactions, impairment of Heritage tradenames and trademarks and MGP environmental accrual	228	403	(632)	238
Adjusted EBITDA	$34,737	$36,533	$605,510	$551,274

The following table includes a quantification of interest expense, income tax expense, depreciation and amortization included in the calculation of forecasted Adjusted EBITDA guidance range for the fiscal year ending September 30, 2019:

	Forecast Fiscal Year Ending September 30, 2019
	(Low End)	(High End)
Adjusted EBITDA (estimate)	$610,000	$650,000
Interest expense (estimate)	162,000	162,000
Income tax expense (estimate)	3,500	3,500
Depreciation (estimate)	149,000	149,000
Amortization (estimate)	40,000	40,000